SECURITY AND PURCHASE AGREEMENT

This Security and Purchase Agreement is made as of January 17, 2007 (this “Agreement”) by and among FEDERAL PARTNERS, L.P., a Delaware limited partnership (“Federal Partners”), THOMAS EQUIPMENT, INC., a Delaware corporation (“Company”), THOMAS VENTURES, INC., a Delaware corporation (“Thomas Ventures”) and such other subsidiaries of Company named herein or which hereafter become a party hereto (Thomas Ventures and such other subsidiaries, each an “Eligible Subsidiary” and collectively, the “Eligible Subsidiaries”).

BACKGROUND

Company and Eligible Subsidiaries have requested that Federal Partners make a term loan available to Company and each Eligible Subsidiary; and

Federal Partners has agreed to make such term loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:

1.  (a)General Definitions. Capitalized terms used in this Agreement shall have the meanings assigned to them in Annex A.

(b)  Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP and all financial computations shall be computed, unless specifically provided herein, in accordance with GAAP consistently applied.

(c)  Other Terms. All other terms used in this Agreement and defined in the UCC, shall have the meaning given therein unless otherwise defined herein.

(d)  Rules of Construction. All Schedules, Addenda, Annexes and Exhibits hereto or expressly identified to this Agreement are incorporated herein by reference and taken together with this Agreement constitute but a single agreement. The words “herein”, hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the Exhibits, Addenda, Annexes and Schedules thereto, as the same may be from time to time amended, modified, restated or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The term “or” is not exclusive. The term “including” (or any form thereof) shall not be limiting or exclusive. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references in this Agreement or in the Schedules, Addenda, Annexes and Exhibits to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement. All references to any instruments or agreements, including references to any of this Agreement or the Ancillary Agreements shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

2.  Term Loan. Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Federal Partners shall make a term loan (the “Term Loan”) to Company and the Eligible Subsidiaries in an aggregate amount equal to $1,500,000. The Term Loan shall be advanced on January ___, 2007 and shall be payable in full on the Term Loan Maturity Date, together with all accrued and unpaid interest thereon and all other amounts due and owing with respect thereto, subject to acceleration upon the occurrence of an Event of Default or termination of this Agreement. The Term Loan shall be evidenced by the Note.

3.  Repayment of the Loans. Company and the Eligible Subsidiaries (a) may prepay the Obligations from time to time in accordance with the terms and provisions of the Note (and Section 16 hereof if such prepayment is due to a termination of this Agreement); and (b) shall repay on the expiration of the Term (i) the then aggregate outstanding principal balance of the Loan together with accrued and unpaid interest, fees and charges and (ii) all other amounts owed Federal Partners under this Agreement and the Ancillary Agreements. Any payments of principal, interest, fees or any other amounts payable hereunder or under any Ancillary Agreement shall be made prior to 12:00 noon (New York time) on the due date thereof in immediately available funds.

4.  Interest and Payments.

(a)  Interest.

(i)  Except as modified by Section 5(a)(iii) below, Company and each Eligible Subsidiary shall pay interest at the Contract Rate on the unpaid principal balance of the Loan until such time as such Loan is collected in full in good funds in dollars of the United States of America.

(ii)  Interest and payments shall be computed and made as set forth in the Note.

(iii)  Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Contract Rate shall automatically be increased as set forth in the Note, (such increased rate, the “Default Rate”), and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.

(iv)  In no event shall the aggregate interest payable hereunder exceed the maximum rate permitted under any applicable law or regulation, as in effect from time to time (the “Maximum Legal Rate”) and if any provision of this Agreement or any Ancillary Agreement is in contravention of any such law or regulation, interest payable under this Agreement and each Ancillary Agreement shall be computed on the basis of the Maximum Legal Rate (so that such interest will not exceed the Maximum Legal Rate).

(v)  Company and each Eligible Subsidiary shall pay principal, interest and all other amounts payable hereunder, or under any Ancillary Agreement, without any deduction whatsoever, including any deduction for any set-off or counterclaim or deduction or withholding for any taxes, levies, imposts, deductions, charges or withholdings of whatever kind or nature. If Company or any Eligible Subsidiary shall be required by law to deduct or withhold any taxes from or in respect of any sum payable hereunder to Federal Partners, then:

(1)  the sum payable to Federal Partners shall be increased as necessary so that after making all required deductions and withholdings Federal Partners receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(2)  Company or such Subsidiary shall make such deductions and withholdings;

(3)  Company and/or such Subsidiary shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(4)  without duplication of amounts paid under clause (1), Company and/or such Subsidiary shall also pay to Federal Partners for the account of Federal Partners, at the time interest is paid, all additional amounts which Federal Partners specifies as necessary to preserve the after-tax yield Federal Partners would have received if such taxes had not been imposed.

(b)  Payments; Certain Closing Conditions.

(i)  Financial Information Default. Without affecting Federal Partners’ other rights and remedies, in the event Company or any Eligible Subsidiary fails to deliver the financial information required by Section 11 on or before the date required by this Agreement, Company and the Eligible Subsidiaries shall pay Federal Partners an aggregate fee in the amount of $500.00 per week (or portion thereof) for each such failure until such failure is cured to Federal Partners’ satisfaction or waived in writing by Federal Partners. Such fee shall be charged to Company’s and the Eligible Subsidiaries account upon the occurrence of each such failure.

(ii)  Expenses; Closing Fee. The Company and the Eligible Subsidiaries shall (i) reimburse Federal Partners for its reasonable expenses (including legal fees and expenses) incurred in connection with the preparation and negotiation of this Agreement and the Ancillary Agreements (as hereinafter defined), and expenses incurred in connection with Federal Partners’ due diligence review of the Company and its Subsidiaries and all related matters and (ii) pay to Federal Partners a closing fee of $52,500. Amounts required to be paid under this Section 5(b)(ii) will be paid on the Closing Date by wire transfer of immediately available funds to an account designated by Federal Partners.

5.  Security Interest.

(a)  To secure the prompt payment to Federal Partners of the Obligations, Company hereby assigns, pledges and grants to Federal Partners a continuing security interest in and Lien upon the Collateral. All of Company’s Books and Records relating to the Collateral shall, until delivered to or removed by Federal Partners, be kept by Company in trust for Federal Partners until all Obligations have been paid in full.

(b)  Company hereby (i) authorizes Federal Partners to file any financing statements, continuation statements or amendments thereto that indicate the Collateral and contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment and (ii) ratifies its authorization for Federal Partners to have filed any initial financial statements, or amendments thereto if filed prior to the date hereof. Company acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Federal Partners and agrees that it will not do so without the prior written consent of Federal Partners, subject to Company’s rights under Section 9-509(d)(2) of the UCC.

(c) This Agreement and the Federal Partners Lien upon the Collateral shall be subject to the terms of the Laurus Subordination Agreement.

6.  Representations, Warranties and Covenants Concerning the Collateral. Each of Company and each Eligible Subsidiary represents, warrants and covenants as follows:

(a)  all of the Collateral (i) is owned by Company and/or an Eligible Subsidiary, as the case may be, free and clear of all Liens except those Permitted Liens and (ii) other than the Laurus Security Documents, is not subject to any agreement prohibiting the granting of a Lien or requiring notice of or consent to the granting of a Lien.

(b)  neither the Company nor any Eligible Subsidiary shall encumber, mortgage, pledge, assign or grant any Lien in any Collateral or any of Company’s or any Eligible Subsidiary other assets to anyone other than Federal Partners and except for Permitted Liens.

(c)  the Liens granted pursuant to this Agreement, upon completion of the filings and other actions listed on Schedule 6(c) (which, in the case of all filings and other documents referred to in said Schedule, have been delivered to Federal Partners in duly executed form) constitute valid perfected security interests in all of the Collateral in favor of Federal Partners as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and any purchasers from Company and the Eligible Subsidiaries and, subject to Permitted Liens, such security interest is prior to all other Liens in existence on the date hereof.

(d)  no effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens.

(e)  neither Company nor any Eligible Subsidiary shall dispose of any of the Collateral whether by sale or otherwise.

(f)  each of Company and each Eligible Subsidiary shall defend the right, title and interest of Federal Partners in and to the Collateral against the claims and demands of all Persons whomsoever, and take such actions, including (i) all actions necessary to grant Federal Partners “control” of the Collateral with any agreements establishing control to be in form and substance satisfactory to Federal Partners, (ii) the prompt (but in no event later than five (5) Business Days following Federal Partners’ request therefor) delivery to Federal Partners of all original certificated Stock representing the Collateral (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank), (iii) notification of Federal Partners’ interest in Collateral at Federal Partners’ request and (iv) the institution of litigation against third parties as shall be prudent in order to protect and preserve Company’s, each Eligible Subsidiary’s and/or Federal Partners’ respective and several interests in the Collateral.

(g)  each of Company and each Eligible Subsidiary shall place notations upon its Books and Records relating to the Collateral and any financial statement of Company and each Eligible Subsidiary, as the case may be, to disclose Federal Partners’ Lien in the Collateral.

(h)  subject to the Laurus Subordination Agreement, each of Company and each Eligible Subsidiary shall perform in a reasonable time all other steps requested by Federal Partners to create and maintain in Federal Partners’ favor a valid perfected first Lien in the Collateral subject only to Permitted Liens.

(i)  each of Company and each Eligible Subsidiary shall maintain and keep all of its Books and Records concerning the Collateral at such person’s executive offices listed in Schedule 9(aa).

7.  Inspections and Appraisals. At all times during normal business hours, Federal Partners, and/or any agent of Federal Partners shall have the right to (a) have access to, visit, inspect, review, evaluate and make physical verification and appraisals of each of Company’s and each Eligible Subsidiary’s properties and the Collateral, (b) inspect, audit and copy (or take originals if necessary) and make extracts from Company’s and each Eligible Subsidiary’s Books and Records, including management letters prepared by independent accountants, and (c) discuss with Company’s and each Eligible Subsidiary’s principal officers, and independent accountants, Company’s and each Eligible Subsidiary’s business, assets, liabilities, financial condition, results of operations and business prospects. Each of Company and each Eligible Subsidiary will deliver to Federal Partners any instrument necessary for Federal Partners to obtain records from any service bureau maintaining records for Company and such Eligible Subsidiary. If any internally prepared financial information, including that required under this Section is unsatisfactory in any manner to Federal Partners, Federal Partners may request that the Accountants review the same.

8.  Financial Reporting. Company will deliver, or cause to be delivered, to Federal Partners each of the following, which shall be in form and detail acceptable to Federal Partners:

(a)  As soon as available, and in any event within one hundred five (105) days after the end of each fiscal year of Company, Company’s audited financial statements with a report of independent certified public accountants of recognized standing selected by Company and acceptable to Federal Partners (the “Accountants”), which annual financial statements shall include Company’s balance sheet as at the end of such fiscal year and the related statements of Company’s income, retained earnings and cash flows for the fiscal year then ended, prepared, if Federal Partners so requests, on a consolidating and consolidated basis to include all Subsidiaries and Affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (i) if and when available, copies of any management letters prepared by such accountants; and (ii) a certificate of Company’s President, Chief Executive Officer or Chief Financial Officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

(b)  As soon as available and in any event within fifty (50) days after the end of each quarter, an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of Company as at the end of and for such quarter and for the year to date period then ended, prepared, if Federal Partners so requests, on a consolidating and consolidated basis to include all Subsidiaries and Affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of Company’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto; and

(c)  Promptly after (i) the filing thereof, copies of Company’s most recent registration statements and annual, quarterly, monthly or other regular reports which Company files with the Securities and Exchange Commission (the “SEC”), and (ii) the issuance thereof, copies of such financial statements, reports and proxy statements as Company shall send to its stockholders.

9.  Additional Representations and Warranties. Company and each Eligible Subsidiary hereby represent and warrant to Federal Partners as follows (which representations and warranties are supplemented by, and subject to, Company’s filings under the Securities Exchange Act of 1934 (collectively, the “Exchange Act Filings”), copies of which have been provided to Federal Partners:

(a)  Organization, Good Standing and Qualification. Each of Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Company and each of its Subsidiaries has the corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Ancillary Agreements, to issue and sell the Warrants and the shares of Common Stock issuable upon conversion of the Warrants (the “Warrant Shares”), and to carry out the provisions of this Agreement and the Ancillary Agreements and to carry on its business as presently conducted. Each of Company and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions, except for those jurisdictions in which the failure to do so has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  Subsidiaries. Each direct and indirect Subsidiary of Company, the direct owner of such Subsidiary and its percentage ownership thereof, is set forth on Schedule 9(b).

(c)  Capitalization; Voting Rights.

(i)  The authorized capital stock of the Company, as of the date hereof consists of 205,000,000 shares, of which 200,000,000 are shares of Common Stock, par value $0.01 per share, 20,000,000] shares of which are issued and outstanding, and 5,000,000 are shares of preferred stock, par value $0.01 per share, of which [21,590] are issued and outstanding. The authorized capital stock of each Subsidiary of the Company is set forth on Schedule 9(c).

(ii)  Except as disclosed on Schedule 9(c), other than: (i) the shares reserved for issuance under Company’s stock option plans; and (ii) shares issued or which may be issued pursuant to this Agreement and the Ancillary Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from Company of any of its securities. Except as disclosed on Schedule 9(c), neither the offer, issuance or sale of any of the Note or any Warrants, or the issuance of any of the Warrant Shares, nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any securities of Company outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.

(iii)  All issued and outstanding shares of Company’s Common Stock: (i) have been duly authorized and validly issued and are fully paid and nonassessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(iv)  The rights, preferences, privileges and restrictions of the shares of the Common Stock are as stated in Company’s Certificate of Incorporation (the “Charter”). The Warrant Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and Company’s Charter, the Securities will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Securities may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

(d)  Authorization; Binding Obligations. All corporate action on the part of each of Company and each of its Subsidiaries, their respective officers and directors necessary for the authorization of this Agreement and the Ancillary Agreements, the performance of all obligations of Company and each of its Subsidiaries hereunder and under the Ancillary Agreements on the Closing Date and, the authorization, sale, issuance and delivery of the Note and the Warrant has been taken or will be taken prior to the Closing Date. This Agreement and the Ancillary Agreements, when executed and delivered and to the extent it is a party thereto, will be valid and binding obligations of each of Company and each of its Subsidiaries enforceable in accordance with their terms, except:

(i)  as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(ii)  general principles of equity that restrict the availability of equitable or legal remedies.

The sale of the Note and the issuance of the Warrants and the subsequent exercise of the Warrants for Warrant Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

(e)  Liabilities. Neither Company nor any of its Subsidiaries has any contingent liabilities, except current liabilities incurred in the ordinary course of business and liabilities disclosed in any Exchange Act Filings.

(f)  Agreements; Action. Except as set forth on Schedule 9(f) or as disclosed in any Exchange Act Filings:

(i)  There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Company or any of its Subsidiaries is a party or to its knowledge by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, Company or any of its Subsidiaries in excess of $50,000 (other than obligations of, or payments to, Company or any of its Subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business); or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from Company or any of its Subsidiaries (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) provisions restricting the development, manufacture or distribution of Company’s or any of its Subsidiaries’ products or services; or (iv) indemnification by Company or any of its Subsidiaries with respect to infringements of proprietary rights.

(ii)  Since March 31, 2006, neither Company nor any of its Subsidiaries has: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate; (iii) made any loans or advances to any person not in excess, individually or in the aggregate, of $100,000, other than ordinary advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(iii)  For the purposes of subsections (i) and (ii) of this Section 9(f) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Company has reason to believe are affiliated therewith or with any Subsidiary thereof) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(g)  Obligations to Related Parties. Except as set forth on Schedule 9(g), there are no obligations of Company or any of its Subsidiaries to officers, directors, stockholders or employees of Company or any of its Subsidiaries other than:

(i)  for payment of salary for services rendered and for bonus payments;

(ii)  reimbursement for reasonable expenses incurred on behalf of Company or any of its Subsidiaries;

(iii)  for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of Company); and

(iv)  obligations listed in Company’s financial statements or disclosed in any of its Exchange Act Filings.

Except as described above or set forth on Schedule 9(g), none of the officers, directors or, to the best of Company’s and each Eligible Subsidiary’s knowledge, key employees or stockholders of Company, any of its Subsidiaries or any members of their immediate families, are indebted to Company or any of their Subsidiaries, individually or in the aggregate, in excess of $50,000 or have any direct or indirect ownership interest in any firm or corporation with which Company or any of its Subsidiaries is affiliated or with which Company or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with Company or any of its Subsidiaries, other than passive investments in publicly traded companies (representing less than one percent (1%) of such company) which may compete with Company or any of its Subsidiaries. Except as described above, no officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with Company or any of its Subsidiaries and no agreements, understandings or proposed transactions are contemplated between Company or any of its Subsidiaries and any such person. Except as set forth on Schedule 9(g), neither Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

(h)  Changes. Since December 31, 2005, except as disclosed in any Exchange Act Filing or in any Schedule to this Agreement or to any of the Ancillary Agreements, there has not been:

(i)  any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of Company or any of its Subsidiaries, which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(ii)  any resignation or termination of any officer, key employee or group of employees of Company or any of its Subsidiaries;

(iii)  any material change, except in the ordinary course of business, in the contingent obligations of Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

(iv)  any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(v)  any waiver by Company or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(vi)  any direct or indirect material loans made by Company or any of its Subsidiaries to any stockholder, employee, officer or director of Company or any of its Subsidiaries, other than advances made in the ordinary course of business;

(vii)  any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(viii)  any declaration or payment of any dividend or other distribution of the assets of Company or any of its Subsidiaries;

(ix)  any labor organization activity related to Company or any of its Subsidiaries;

(x)  any debt, obligation or liability incurred, assumed or guaranteed by Company or any of its Subsidiaries, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(xi)  any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(xii)  any change in any material agreement to which Company or any of its Subsidiaries is a party or by which it is bound which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(xiii)  any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(xiv)  any arrangement or commitment by Company or any of its Subsidiaries to do any of the acts described in subsection (i) through (xiii) of this Section 12(h).

(i)  Title to Properties and Assets; Liens, Etc. Except as set forth on Schedule 9(i), each of Company and each of its Subsidiaries has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than:

(i)  those resulting from taxes which have not yet become delinquent;

(ii)  minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of Company or any of its Subsidiaries; and

(iii)  those that have otherwise arisen in the ordinary course of business.

All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Company or any of its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Except as set forth on Schedule 9(i), each of Company and each of its Subsidiaries is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

(j)  Intellectual Property.

(i)  Each of Company and each of its Subsidiaries owns or possesses sufficient legal rights to all Intellectual Property necessary for its business as now conducted and to Company’s knowledge as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to such Intellectual Property of Company or any of its Subsidiaries, nor is Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

(ii)  Neither Company nor any of its Subsidiaries has received any communications alleging that Company or any of its Subsidiaries has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is Company aware of any basis therefor.

(iii)  Neither Company nor any Eligible Subsidiary believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Company or any Eligible Subsidiary or any of their respective Subsidiaries, except for inventions, trade secrets or proprietary information that have been rightfully assigned to Company or any such Subsidiary.

(k)  Compliance with Other Instruments. Neither Company nor any of its Subsidiaries is in violation or default of (x) any term of its Charter or Bylaws, or (y) of any provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Ancillary Agreements to which it is a party, and the issuance of the Note by Company and the Eligible Subsidiaries and the other Securities by Company each pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Company or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Company or any of its Subsidiaries, its business or operations or any of its assets or properties.

(l)  Litigation. Except as set forth on Schedule 9(l), there is no action, suit, proceeding or investigation pending or, to Company’s knowledge, currently threatened against Company or any of its Subsidiaries that prevents Company or any of its Subsidiaries from entering into this Agreement or the Ancillary Agreements, or from consummating the transactions contemplated hereby or thereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or could result in any change in the current equity ownership of Company or any of its Subsidiaries, nor is Company aware that there is any basis to assert any of the foregoing. Neither Company nor any of its Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Company or any of its Subsidiaries currently pending or which Company or any of its Subsidiaries intends to initiate.

(m)  Tax Returns and Payments. Each of Company and each of its Subsidiaries has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by each of Company and each of its Subsidiaries on or before the Closing Date, have been paid or will be paid prior to the time they become delinquent. Except as set forth on Schedule 9(m), neither Company nor any of its Subsidiaries has been advised:

(i)  that any of its returns, federal, state or other, have been or are being audited as of the date hereof; or

(ii)  of any deficiency in assessment or proposed judgment to its federal, state or other taxes.

Neither Company nor any Eligible Subsidiary has any knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

(n)  Employees. Except as set forth on Schedule 9(n), neither Company nor any of its Subsidiaries has any collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to Company’s or any Eligible Subsidiary’s knowledge, threatened with respect to Company or any such Subsidiary. Except as disclosed in the Exchange Act Filings or on Schedule 9(n), neither Company nor any of its Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To Company’s and each Eligible Subsidiary’s knowledge, no employee of Company or any of its Subsidiaries, nor any consultant with whom Company or any of its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Company or any of its Subsidiaries because of the nature of the business to be conducted by Company or any of its Subsidiaries; and to Company’s and each Eligible Subsidiary’s knowledge the continued employment by Company and its Subsidiaries of their respective present employees, and the performance of Company’s and its Subsidiaries contracts with its independent contractors, will not result in any such violation. Neither Company nor any Eligible Subsidiary is aware that any of its or any of its Subsidiaries’ employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has received any notice alleging that any such violation has occurred. Except for employees who have a current effective employment agreement with Company or any of its Subsidiaries, no employee of Company or any of its Subsidiaries has been granted the right to continued employment by Company or any of its Subsidiaries or to any material compensation following termination of employment with Company or any of its Subsidiaries. Except as set forth on Schedule 9(n), neither Company nor any of its Subsidiaries is aware that any officer, key employee or group of employees intends to terminate his, her or their employment with Company or any of its Subsidiaries, nor does Company or any of its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.

(o)  Registration Rights and Voting Rights. Except as set forth on Schedule 9(o) and except as disclosed in Exchange Act Filings, neither Company nor any of its Subsidiaries is presently under any obligation, and has granted any rights, to register any of Company’s or any such Subsidiary’s presently outstanding securities or any of its securities that may hereafter be issued. Except as set forth on Schedule 9(o) and except as disclosed in Exchange Act Filings, to Company’s and each Eligible Subsidiary’s knowledge, no stockholder of Company or any of its Subsidiaries has entered into any agreement with respect to the voting of equity securities of Company or any of its Subsidiaries.

(p)  Compliance with Laws; Permits. Neither Company nor any of its Subsidiaries is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or any Ancillary Agreement and the issuance of any of the Securities, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing Date, as will be filed in a timely manner. Each of Company and each of its Subsidiaries has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)  Environmental and Safety Laws. Neither Company is nor any of its Subsidiaries is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Except as set forth on Schedule 9(q), no Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by Company or any of its Subsidiaries or, to Company’s knowledge, by any other person or entity on any property owned, leased or used by Company or any of its Subsidiaries. For the purposes of the preceding sentence, “Hazardous Materials” shall mean:

(i)  materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials; and

(ii)  any petroleum products or nuclear materials.

(r)  Valid Offering. Assuming the accuracy of the representations and warranties of Federal Partners contained in this Agreement, the offer, sale and issuance of the Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(s)  Full Disclosure. Each of Company and each of its Subsidiaries has provided Federal Partners with all information requested by Federal Partners in connection with its decision to purchase the Note and the Warrants, including all information Company believes is reasonably necessary to make such investment decision. Neither this Agreement, the Ancillary Agreements nor the exhibits and schedules hereto and thereto nor any other document delivered by Company or any of its Subsidiaries to Federal Partners or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. Any financial projections and other estimates provided to Federal Partners by Company and its Subsidiaries were based on Company’s and its Subsidiaries’ experience in the industry and on assumptions of fact and opinion as to future events which Company and/or such Subsidiary, at the date of the issuance of such projections or estimates, believed to be reasonable.

(t)  Insurance. Each of Company and each of its Subsidiaries has general commercial, product liability, fire and casualty insurance policies with coverages which Company believes are customary for companies similarly situated to Company and its Subsidiaries in the same or similar business.

(u)  SEC Reports and Financial Statements. Except as set forth on Schedule 9(u), Company and each of its Subsidiaries has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act, subject to the exceptions for the three years preceding the date hereof expressly set forth in the Reorganization Agreement. Company has furnished Federal Partners with copies of: (i) its Annual Report on Form 10-KSB for its fiscal year ended June 30, 2005; and (ii) its Quarterly Reports on Form 10-QSB for its fiscal quarters ended March 31, 2006 and December 31, 2005, and the Form 8-K filings which it has made during its fiscal year 2006 to date (collectively, the “SEC Reports”). Except as set forth on Schedule 4.21, each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed) and fairly present in all material respects the financial condition, the results of operations and the cash flows of Company and its Subsidiaries, on a consolidated basis, as of, and for, the periods presented in each such SEC Report.

(v)  Listing. The Company’s Common Stock is traded on the Pink Sheets and satisfies all requirements for the continuation of such trading. The Company has not received any notice that its Common Stock will be ineligible to trade on the Pink Sheets or that its Common Stock does not meet all requirements for such trading.

(w)  No Integrated Offering. Neither Company, nor any of its Subsidiaries nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement or any Ancillary Agreement to be integrated with prior offerings by Company for purposes of the Securities Act which would prevent Company from selling the Securities pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will Company or any of its affiliates or Subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

(x)  Stop Transfer. The Securities are restricted securities as of the date of this Agreement. Company will not issue any stop transfer order or other order impeding the sale and delivery of any of the Securities at such time as the Securities are registered for public sale or an exemption from registration is available, except as required by state and federal securities laws.

(y)  Dilution. Company specifically acknowledges that its obligation to issue the shares of Common Stock upon exercise of the Warrants is binding upon Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of Company.

(z)  Patriot Act. Each of Company and each Eligible Subsidiary certifies that, to the best of Company’s and such Eligible Subsidiary’s knowledge, neither Company nor any of its Subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. Each of Company and each Eligible Subsidiary hereby acknowledges that Federal Partners seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, each of Company and each Eligible Subsidiary hereby represent, warrant and agree that: (i) none of the cash or property that it or any of its Subsidiaries will pay or will contribute to Federal Partners has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by it or any of its Subsidiaries to Federal Partners, to the extent that they are within Company’s or any such Subsidiary’s control shall cause Federal Partners to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Each of Company and each Eligible Subsidiary shall promptly notify Federal Partners if any of these representations ceases to be true and accurate regarding Company or any of its Subsidiaries. Each of Company and each Eligible Subsidiary agrees to provide Federal Partners with any additional information regarding Company and each Subsidiary thereof that Federal Partners deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. Each of Company and each Eligible Subsidiary understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering similar activities, Federal Partners may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of Federal Partners’ investment in Company and each Eligible Subsidiary. Each of Company and each Eligible Subsidiary further understands that Federal Partners may release confidential information about Company and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if Federal Partners, in its sole discretion, determines that it is in the best interests of Federal Partners in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

(aa)  Schedule 9(aa) sets forth Company’s and each Eligible Subsidiary’s name as it appears in official filing in the state of its incorporation, the type of entity of Company and each Eligible Subsidiary, the organizational identification number issued by Company’s and each Eligible Subsidiary’s state of incorporation or a statement that no such number has been issued, Company’s and each Eligible Subsidiary’s state of incorporation, and the location of Company’s and each Eligible Subsidiary’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) and, except as set forth in such Schedule 9(aa), such locations have not changed during the preceding twelve months. As of the Closing Date, during the prior five years, except as set forth in Schedule 9(aa), neither Company nor any Eligible Subsidiary has been known as or conducted business in any other name (including trade names). Each of Company and each Eligible Subsidiary has only one state of incorporation.

10.  Covenants. Each of Company and each Eligible Subsidiary, as applicable, covenants and agrees with Federal Partners as follows:

(a)  Stop-Orders. It will advise Federal Partners, promptly after it receives notice of issuance by the SEC, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of Company, or of the suspension of the qualification of the Common Stock of Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

(b)  Listing. It will promptly secure the listing of the shares of Common Stock issuable upon exercise of the Warrants on the Pink Sheets (the “Principal Market”) upon which shares of Common Stock are listed (subject to official notice of issuance) and shall maintain such listing so long as any other shares of Common Stock shall be so listed. Company will maintain the listing of its Common Stock on the Principal Market, and will comply in all material respects with Company’s reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers (“NASD”) and such exchanges, as applicable.

(c)  Market Regulations. Company will notify the SEC, NASD and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to Federal Partners and promptly provide copies thereof to Federal Partners.

(d)  Reporting Requirements. Company will timely file with the SEC all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination.

(e)  Use of Funds. Company and each Eligible Subsidiary shall use the proceeds of the Term Loan solely to pay for Thomas Asia’s working capital purposes.

(f)  Access to Facilities. It will, and will cause each of its Subsidiaries to, permit any representatives designated by Federal Partners (or any successor of Federal Partners), upon reasonable notice and during normal business hours, at such person’s expense and accompanied by a representative of Company or any such Subsidiary, as the case may be, to:

(i)  visit and inspect any of the properties of Company or any such Subsidiary;

(ii)  examine the corporate and financial records of Company or any of its Subsidiaries (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom; and

(iii)  discuss the affairs, finances and accounts of Company or any of its Subsidiaries with the directors, officers and independent accountants of Company or any of its Subsidiaries.

Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries will provide any material, non-public information to Federal Partners unless Federal Partners signs a confidentiality agreement and otherwise complies with Regulation FD, under the federal securities laws.

(g)  Taxes. It will, and will cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon its and its Subsidiaries’ income, profits, property or business, as the case may be; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if it and/or such Subsidiary shall have set aside on its and/or such Subsidiary’s books adequate reserves with respect thereto, and provided, further, that it will, and will cause each of its Subsidiaries to, pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(h)  Insurance. It will bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral. It will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in similar business similarly situated; and it will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner which it reasonably believes is customary for companies in similar business similarly situated and to the extent available on commercially reasonable terms. It will (jointly and severally) bear the full risk of loss from any loss of any nature whatsoever with respect to the assets pledged to Federal Partners as security for its obligations hereunder and under the Ancillary Agreements. At it’s own cost and expense in amounts and with carriers reasonably acceptable to Federal Partners, it shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in similar businesses similar including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in similar businesses insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Company or any of its Subsidiaries either directly or through governmental authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Company or any of its Subsidiaries is engaged in business; and (v) furnish Federal Partners with copies of all policies and evidence of the maintenance of such policies at least thirty (30) days before any expiration date.

(i)  Intellectual Property. It will, and will cause each of its Subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

(j)  Properties. It will, and will cause each of its Subsidiaries to, keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and it will, and will cause each of its Subsidiaries to, at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could reasonably be expected to have a Material Adverse Effect.

(k)  Confidentiality. It will not, and will not permit any of its Subsidiaries to, disclose, and will not include in any public announcement, the name of Federal Partners, unless expressly agreed to by Federal Partners or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. Company and its Subsidiaries may disclose Federal Partners’ identity and the terms of this Agreement to its current and prospective debt and equity financing sources.

(l)  Required Approvals. It shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Federal Partners, (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt) whether secured or unsecured other than Company’s and each Eligible Subsidiary’s indebtedness to Federal Partners and as set forth on Schedule 9(l)(i) attached hereto and made a part hereof; (ii) cancel any debt owing to it in excess of $100,000 in the aggregate during any 12 month period; (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by Company or an Eligible Subsidiary for deposit or collection or similar transactions in the ordinary course of business; (iv) directly or indirectly declare, pay or make any dividend or distribution on any class of its Stock or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Stock of Company or any Eligible Subsidiary outstanding on the date hereof, or issue any preferred stock; (v) purchase or hold beneficially any Stock or other securities or evidences of indebtedness of, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture other than the Subsidiaries in existence on the date hereof and listed in Schedule 9(b) and any new Subsidiary formed in accordance with subsection (vii) below; (vi) make or permit to exist any loans or advances to any other Person, including any partnership or joint venture, except (x) travel advances, (y) loans to Company’s and each Eligible Subsidiaries officers and employees not exceeding at any one time an aggregate of $10,000, and (z) any Eligible Subsidiary and Thomas Canada; (vii) create or permit to exist any Subsidiary, other than any Subsidiary in existence on the date hereof and listed in Schedule 9(b) unless such new Subsidiary is a wholly-owned Subsidiary and is designated by Federal Partners as either a co-borrower or guarantor hereunder and such Subsidiary shall have entered into all such documentation required by Federal Partners; (viii) directly or indirectly, prepay any indebtedness (other than to Federal Partners, to Laurus and in the ordinary course of business), or repurchase, redeem, retire or otherwise acquire any indebtedness (other than to Federal Partners, to Laurus and in the ordinary course of business) except to make scheduled payments of principal and interest thereof; (ix) enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a portion of the assets or Stock of any Person or permit any other Person to consolidate with or merge with it, unless (1) Company or an Eligible Subsidiary, as applicable, is the surviving entity of such merger or consolidation, (2) no Event of Default shall exist immediately prior to and after giving effect to such merger or consolidation, (3) Company and each Eligible Subsidiary, as applicable, shall have provided Federal Partners copies of all documentation relating to such merger or consolidation and (4) Company shall have provided Federal Partners with at least thirty (30) days’ prior written notice of such merger or consolidation; (x) materially change the nature of the business in which it is presently engaged; (xi) become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Company’s or any Eligible Subsidiary’s right to perform the provisions of this Agreement or any of the agreements contemplated thereby; (xii) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to Federal Partners except as required by GAAP or in the tax reporting treatment or except as required by law; (xiii) enter into any transaction with any employee, director or Affiliate, except in the ordinary course on arms-length terms; (xiv) bill Accounts under any name except the present name of Company or any Eligible Subsidiary; or (xv) except for the sale of inventory in the ordinary course of business, sell, lease, transfer or otherwise dispose of any of its properties or assets, or any of the properties or assets of its Subsidiaries (collectively, the “Permitted Asset Sales”); provided, the aggregate fair market value of all Permitted Asset Sales during any fiscal year shall not exceed $100,000.

(m)  Reissuance of Securities. Company agrees to reissue certificates representing the Securities without the legends set forth in Section 37 below at such time as:

(i)  the holder thereof is permitted to dispose of such Securities pursuant to Rule 144(k) under the Securities Act; or

(ii)  upon resale subject to an effective registration statement after such Securities are registered under the Securities Act.

Company agrees to cooperate with Federal Partners in connection with all resales pursuant to Rule 144(d) and Rule 144(k) and provide legal opinions necessary to allow such resales provided Company and its counsel receive reasonably requested representations from Federal Partners and broker, if any.

(n)  Opinion. On the Closing Date, Company and each Eligible Subsidiary will deliver to Federal Partners an opinion acceptable to Federal Partners from Company’s and each Eligible Subsidiary’s legal counsel. Company and each Eligible Subsidiary will provide, at Company’s and each Eligible Subsidiary’s expense, such other legal opinions in the future as are reasonably necessary for the exercise of the Warrants.

(o)  Legal Name, etc. Neither Company nor any of its Eligible Subsidiaries will, without providing Federal Partners with 30 days prior written notice, change (i) its name as it appears in the official filings in the state of its incorporation or formation, (ii) the type of legal entity it is, (iii) its organization identification number, if any, issued by its state of incorporation, (iv) its state of incorporation or (v) amend its certificate of incorporation, by-laws or other organizational document.

(p)  Compliance with Laws. The operation of each of the Company’s and each of its Subsidiaries’ business is and will continue to be in compliance in all material respects with all applicable federal, state and local laws, rules and ordinances, including to all laws, rules, regulations and orders relating to taxes, payment and withholding of payroll taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health safety and environmental matters.

(q)  Notices. Each of the Company and each of its Subsidiaries will promptly inform Federal Partners in writing of: (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any event which could reasonable be expected to have singly or in the aggregate, a Material Adverse Effect; (ii) any change which has had, or could reasonably be expected to have, a Material Adverse Effect; (iii) any Event of Default or Default; and (iv) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of Company’s or any such Subsidiary’s properties may be bound the breach of which would have a Material Adverse Effect.

(r)  Margin Stock. The Company will not permit any of the proceeds of the Loans made hereunder to be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

(s)  Offering Restrictions. Except as previously disclosed in the SEC Reports or in the Exchange Act Filings, or stock or stock options granted to employees or directors of the Company (these exceptions hereinafter referred to as the “Excepted Issuances”), the Company will not issue any securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities (i.e. common stock subject to a registration statement) prior to the full repayment of the Note (together with all accrued and unpaid interest and fees related thereto (the “Exclusion Period”).

(t)  Authorization and Reservation of Shares. Company will at all times after April 6, 2007 have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the Warrants.

(u) Offerings. Company shall not commence any offering of any of its Common Stock or other equity securities intended, in whole or in part, to raise capital for the benefit of Company and/or any of its Subsidiaries, without the prior written consent of Federal Partners, unless the aggregate amount of proceeds that Company receives from such offering and the proceeds of such offering or a portion thereof, as applicable, are used by Company to indefeasibly pay the Obligations in full or in part, at Federal Partners’ option. Each of Company and each Eligible Subsidiary hereby acknowledges that Company’s breach of this Section 10(u) shall constitute an automatic Event of Default and no cure or grace period shall be applicable thereto notwithstanding any other provision of this Agreement to the contrary.

(v) Further Assurances. At any time and from time to time, upon the written request of Federal Partners and at the sole expense of Company, each of Company and each Eligible Subsidiary shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Federal Partners may request (a) to obtain the full benefits of this Agreement and the Ancillary Agreements, (b) to protect, preserve and maintain Federal Partners’ rights in the Collateral and under this Agreement or any Ancillary Agreement, or (c) to enable Federal Partners to exercise all or any of the rights and powers herein granted or any Ancillary Agreement.

11.  Representations and Warranties of Federal Partners.

Federal Partners hereby represents and warrants to Company as follows:

(a)  Requisite Power and Authority. Federal Partners has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Ancillary Agreements and to carry out their provisions. All corporate action on Federal Partners’ part required for the lawful execution and delivery of this Agreement and the Ancillary Agreements have been or will be effectively taken prior to the Closing Date. Upon their execution and delivery, this Agreement and the Ancillary Agreements will be valid and binding obligations of Federal Partners, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable and legal remedies.

(b)  Investment Representations. Federal Partners understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Federal Partners’ representations contained in this Agreement, including, without limitation, that Federal Partners is an “accredited investor” within the meaning of Regulation D under the Securities Act. Federal Partners has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Note to be purchased by it under this Agreement.

(c)  Federal Partners Bears Economic Risk. Federal Partners has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Company so that it is capable of evaluating the merits and risks of its investment in Company and has the capacity to protect its own interests. Federal Partners must bear the economic risk of this investment until the Securities are sold pursuant to (i) an effective registration statement under the Securities Act, or (ii) an exemption from registration is available.

(d)  Acquisition for Own Account. Federal Partners is acquiring the Securities for its own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

(e)  Federal Partners Can Protect Its Interest. Federal Partners represents that by reason of its, or of its management’s, business and financial experience, Federal Partners has the capacity to evaluate the merits and risks of its investment in the Note, and the Securities and to protect its own interests in connection with the transactions contemplated in this Agreement, and the Ancillary Agreements. Further, Federal Partners is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement or the Ancillary Agreements.

(f)  Accredited Investor. Federal Partners represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(g)  Shorting. Neither Federal Partners nor any of its Affiliates or investment partners has, will, or will cause any person or entity, directly or indirectly to, engage in “short sales” of Company’s common stock directly related to Company’s Common Stock as long as any Minimum Borrowing Note shall be outstanding.

(h)  Patriot Act. Federal Partners certifies that, to the best of Federal Partners’ knowledge, Federal Partners has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. Federal Partners seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, Federal Partners hereby represents, warrants and agrees that: (i) none of the cash or property that Federal Partners will use to purchase the Note has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no disbursement by Federal Partners to the Company, to the extent within Federal Partners’ control, shall cause Federal Partners to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Federal Partners shall promptly notify the Company if any of these representations ceases to be true and accurate regarding Federal Partners. Federal Partners agrees to provide the Company any additional information regarding Federal Partners that the Company deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. Federal Partners understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering similar activities, Federal Partners may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of Federal Partners’ investment in the Company. Federal Partners further understands that the Company may release information about Federal Partners and, if applicable, any underlying beneficial owners, to proper authorities if the Company, in its sole discretion, determines that it is in the best interests of the Company in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

12.  [Intentionally omitted]

13.  Term of Agreement. Federal Partners’ agreement to make the Loan under and in accordance with the terms of this Agreement or any Ancillary Agreement shall continue in full force and effect until the expiration of the Initial Term. At Federal Partners’ election following the occurrence of an Event of Default, Federal Partners may terminate this Agreement. The termination of the Agreement shall not affect any of Federal Partners’ rights hereunder or any Ancillary Agreement and the provisions hereof and thereof shall continue to be fully operative until all transactions entered into, rights or interests created and the Obligations have been irrevocably disposed of, concluded or liquidated. Notwithstanding the foregoing, Federal Partners shall release its security interests at any time after ten (10) Business Days’ notice upon irrevocable payment to it of all Obligations if Company and each Eligible Subsidiary shall have provided Federal Partners with an executed release of any and all claims which Company or any Eligible Subsidiary may have or thereafter have under this Agreement and all Ancillary Agreements.

14.  Termination of Lien. The Liens and rights granted to Federal Partners hereunder and any Ancillary Agreements and the financing statements filed in connection herewith or therewith shall continue in full force and effect, notwithstanding the termination of this Agreement until (a) all of the Obligations of Company or any Eligible Subsidiary have been paid or performed in full after the termination of this Agreement. Federal Partners shall not be required to send termination statements to Company or any Eligible Subsidiary, or to file them with any filing office, unless and until this Agreement and the Ancillary Agreements shall have been terminated in accordance with their terms and all Obligations paid in full in immediately available funds.

15.  Events of Default. The occurrence of any of the following shall constitute an “Event of Default”:

(a)  failure to make payment of any of the Obligations when required hereunder;

(b)  failure by the Company or any of its Subsidiaries to pay any taxes when due (to the extent such unpaid taxes for any fiscal year exceed $10,000 in the aggregate) unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on Company’s and/or such Subsidiary’s books;

(c)  failure to perform under, and/or committing any breach of, in any material respect, this Agreement or any Ancillary Agreement or any other agreement between Company and/or any Subsidiary thereof, on the one hand, and Federal Partners, on the other hand, which failure or breach shall continue for a period of thirty (30) days after the occurrence thereof;

(d)  the occurrence of any event of default (or similar term) under any indebtedness in excess of $250,000 which Company or any of its Subsidiaries is a party with third parties;

(e)  any representation, warranty or statement made by Company or any of its Subsidiaries hereunder, in any Ancillary Agreement, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should at any time be false or misleading in any material respect;

(f)  an attachment or levy is made upon Company’s or any Eligible Subsidiary’s assets having an aggregate value in excess of $100,000 or a judgment is rendered against Company or any Eligible Subsidiary or Company’s or any Eligible Subsidiary’s property involving a liability of more than $250,000 which shall not have been vacated, discharged, stayed or bonded within forty (40) days from the entry thereof;

(g)  any change in Company’s or any of its Subsidiaries’ condition or affairs (financial or otherwise) which in Federal Partners’ reasonable, good faith opinion, could reasonably be expected to have a Material Adverse Effect;

(h)  any Lien created hereunder or under any Ancillary Agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, subject to the Permitted Liens;

(i)  other than as currently existing, if Company or any of its Subsidiaries shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

(j)  other than as currently existing, Company or any of its Subsidiaries shall admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business;

(k)  Company or any Eligible Subsidiary directly or indirectly sells, assigns, transfers, conveys, or suffers or permits to occur any sale, assignment, transfer or conveyance of any assets of Company or any Eligible Subsidiary or any interest therein, except as permitted herein;

(l)  the occurrence of a change in the controlling ownership or a Senior Management Change of Company or any Eligible Subsidiary;

(m)  the indictment or threatened indictment of Company or any of its Subsidiaries or any executive officer of Company or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against Company or any of its Subsidiaries or any executive officer of Company or any of its Subsidiaries pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of Company or any of its Subsidiaries; or

(n)  if an Event of Default (or similar term) shall occur under and as defined in the Note or in any Ancillary Agreement;

(o)  the Company or any of its Subsidiaries shall breach any term or provision of any Ancillary Agreement to which it is a party which is not cured within any applicable cure or grace period;

(p)  if the Company or any of its Subsidiaries attempts to terminate, challenges the validity of, or its liability under any Ancillary Agreement;

(q)  should the Company, any of its Subsidiaries default in its obligations under any Ancillary Agreement to which it is a party or if any proceeding shall be brought to challenge the validity, binding effect of any Ancillary Agreement to which it is a party or should the Company, any of its Subsidiaries breach any representation, warranty or covenant contained in any Ancillary Agreement to which it is a party or should any Ancillary Agreement cease to be a valid, binding and enforceable obligation of the Company, any of its Subsidiaries (to the extent such Persons are a party thereto); or

(r)  if Company or any of its Subsidiaries shall take or participate in any action which would be prohibited under the provisions of any Subordination Agreement or make any payment on the indebtedness covered by any Subordination Agreement in violation of the provisions of any Subordination Agreement.

16.  Remedies. Following the occurrence of an Event of Default, Federal Partners shall have the right to demand repayment in full of all Obligations, whether or not otherwise due. Until all Obligations have been fully satisfied, Federal Partners shall retain its Lien in the Collateral. Subject to the Laurus Subordination Agreement, Federal Partners shall have, in addition to all other rights provided herein and in each Ancillary Agreement, the rights and remedies of a secured party under the UCC, and under other applicable law, all other legal and equitable rights to which Federal Partners may be entitled, including the right to take immediate possession of the Collateral at Company’s and each Eligible Subsidiaries’ joint and several expense, and to make it available to Federal Partners at a place designated by Federal Partners which is reasonably convenient to both parties and to enter any of the premises of Company or any Eligible Subsidiary or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises be the property of Company or any Eligible Subsidiary, Company agrees not to charge Federal Partners for storage thereof), and the right to apply for the appointment of a receiver for Company’s and each Eligible Subsidiary’s property. Further, subject to the Laurus Subordination Agreement, Federal Partners may, at any time or times after the occurrence of an Event of Default, sell and deliver the Collateral held by or for Federal Partners at public or private sale for cash, upon credit or otherwise, at such prices and upon such terms as Federal Partners, in Federal Partners’ sole discretion, deems advisable or Federal Partners may otherwise recover upon the Collateral in any commercially reasonable manner as Federal Partners, in its sole discretion, deems advisable. The requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Company Agent at Company Agent’s address as shown in Federal Partners’ records, at least ten (10) days before the time of the event of which notice is being given. Federal Partners may be the purchaser at any sale, if it is public. The proceeds of sale shall be applied first to all costs and expenses of sale, including attorneys’ fees, and second to the payment (in whatever order Federal Partners elects) of all Obligations. After the indefeasible payment and satisfaction in full in cash of all of the Obligations, and after the payment by Federal Partners of any other amount required by any provision of law, including Section 608(a)(1) of the Code (but only after Federal Partners has received what Federal Partners considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to Company, such Eligible Subsidiary or its representatives or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Each of Company and each Eligible Subsidiary shall remain jointly and severally liable to Federal Partners for any deficiency. Company, Eligible Subsidiaries and Federal Partners acknowledge that the actual damages that would be incurred by Federal Partners after the occurrence of an Event of Default would be difficult to quantify and that Company, Eligible Subsidiaries and Federal Partners have agreed that the fees and obligations set forth in this Section and in this Agreement would constitute fair and appropriate liquidated damages in the event of any such termination.

17.  Waivers. To the full extent permitted by applicable law, each of Company and each Eligible Subsidiary hereby waives (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of this Agreement and the Ancillary Agreements or any other notes, commercial paper, Accounts, contracts, Documents, Instruments, Chattel Paper and guaranties at any time held by Federal Partners on which Company or any such Eligible Subsidiary may in any way be liable, and hereby ratifies and confirms whatever Federal Partners may do in this regard; (b) all rights to notice and a hearing prior to Federal Partners’ taking possession or control of, or to Federal Partners’ replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Federal Partners to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Each of Company and each Eligible Subsidiary acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the Ancillary Agreements and the transactions evidenced hereby and thereby.

18.  Expenses. Company and each Eligible Subsidiary shall jointly and severally pay all of Federal Partners’ reasonable out-of-pocket costs and expenses, including reasonable fees and disbursements of in-house or outside counsel and appraisers, in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements, and in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement. Company and each Eligible Subsidiary shall also jointly and severally pay all of Federal Partners’ reasonable fees, charges, out-of-pocket costs and expenses, including fees and disbursements of counsel and appraisers, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) Federal Partners’ obtaining performance of the Obligations under this Agreement and any Ancillary Agreements, including, but not limited to, the enforcement or defense of Federal Partners’ security interests, assignments of rights and Liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, (d) any appraisals or re-appraisals of any property (real or personal) pledged to Federal Partners by Company or any of its Subsidiaries as Collateral for, or any other Person as security for, the Obligations hereunder and (e) any consultations in connection with any of the foregoing. Company and each Eligible Subsidiary shall also jointly and severally pay Federal Partners’ customary bank charges for all bank services (including wire transfers) performed or caused to be performed by Federal Partners for Company or any of its Subsidiaries at Company’s or such Subsidiary’s request or in connection with Company’s and/or any Eligible Subsidiary’s loan account with Federal Partners. All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by Company and each Eligible Subsidiary to Federal Partners shall be payable on demand and shall be secured by the Collateral. If any tax by any Governmental Authority is or may be imposed on or as a result of any transaction between Company and/or any Subsidiary thereof, on the one hand, and Federal Partners on the other hand, which Federal Partners is or may be required to withhold or pay, Company and each Eligible Subsidiary agree to jointly and severally indemnify and hold Federal Partners harmless in respect of such taxes, and Company and each Eligible Subsidiary will repay to Federal Partners the amount of any such taxes which shall be charged to Company’s and each Eligible Subsidiary’s account; and until Company and each Eligible Subsidiary shall furnish Federal Partners with indemnity therefor (or supply Federal Partners with evidence satisfactory to it that due provision for the payment thereof has been made), Federal Partners may hold without interest any balance standing to Company’s and each Eligible Subsidiary’s credit and Federal Partners shall retain its Liens in any and the Collateral.

19.  Assignment By Federal Partners. Federal Partners may assign any or all of the Obligations together with any or all of the security therefor to any Person which is not a competitor of Company and any such transferee shall succeed to all of Federal Partners’ rights with respect thereto. Upon such transfer, Federal Partners shall be released from all responsibility for the Collateral to the extent same is assigned to any transferee. Federal Partners may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between Federal Partners and such holder, be entitled to the same benefits as Federal Partners with respect to any security for the Obligations in which such holder is a participant. Company and each Eligible Subsidiary agree that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though Company and/or such Eligible Subsidiary were directly indebted to such holder in the amount of such participation.

20.  No Waiver; Cumulative Remedies. Failure by Federal Partners to exercise any right, remedy or option under this Agreement, any Ancillary Agreement or any supplement hereto or thereto or any other agreement between Company, any Eligible Subsidiary and Federal Partners or delay by Federal Partners in exercising the same, will not operate as a waiver; no waiver by Federal Partners will be effective unless it is in writing and then only to the extent specifically stated. Federal Partners’ rights and remedies under this Agreement and the Ancillary Agreements will be cumulative and not exclusive of any other right or remedy which Federal Partners may have.

21.  Application of Payments. Company and each Eligible Subsidiary irrevocably waive the right to direct the application of any and all payments at any time or times hereafter received by Federal Partners from or on Company’s and/or any Eligible Subsidiary’s behalf and Company and each Eligible Subsidiary hereby irrevocably agree that Federal Partners shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against the Obligations hereunder in such manner as Federal Partners may deem advisable notwithstanding any entry by Federal Partners upon any of Federal Partners’ books and records.

22.  Indemnity. Company and each Eligible Subsidiary agree to jointly and severally indemnify and hold Federal Partners, and its respective affiliates, employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement or any of the Ancillary Agreements or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement, the Ancillary Agreements or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, except to the extent that any such indemnified liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO COMPANY, ANY ELIGIBLE SUBSIDIARY OR TO ANY OTHER PARTY OR TO ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

23.  [Intentionally omitted]

24.  Revival. Company and each Eligible Subsidiary further agree that to the extent Company or any Eligible Subsidiary makes a payment or payments to Federal Partners, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

25.  Borrowing Agency Provisions.

(a)  Each of Company and each Eligible Subsidiary hereby irrevocably designates Company Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Company or Eligible Subsidiary, and hereby authorizes Federal Partners to pay over or credit all loan proceeds hereunder in accordance with the request of Company Agent.

(b)  The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Company and each Eligible Subsidiary and at their request. Federal Partners shall not incur any liability to Company or any Eligible Subsidiary as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each of Company and each Eligible Subsidiary hereby indemnifies Federal Partners and holds Federal Partners harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Federal Partners by any Person arising from or incurred by reason of the handling of the financing arrangements of Company and each Eligible Subsidiary as provided herein, reliance by Federal Partners on any request or instruction from Company Agent or any other action taken by Federal Partners with respect to this Section 29.

(c)  All Obligations shall be joint and several, and each of Company and each Eligible Subsidiary shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of Company and each Eligible Subsidiary shall in no way be affected by any extensions, renewals and forbearance granted by Federal Partners to Company or any Eligible Subsidiary, failure of Federal Partners to give Company or any Eligible Subsidiary notice of borrowing or any other notice, any failure of Federal Partners to pursue to preserve its rights against Company or any Eligible Subsidiary, the release by Federal Partners of any Collateral now or thereafter acquired from Company or any Eligible Subsidiary, and such agreement by Company or any Eligible Subsidiary to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Federal Partners to Company or any Eligible Subsidiary or any Collateral for Company’s or any Eligible Subsidiary’s Obligations or the lack thereof.

(d)  Each of Company and each Eligible Subsidiary expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which Company and such Eligible Subsidiary may now or hereafter have against the other or other person or entity directly or contingently liable for the Obligations, or against or with respect to any other’s property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until all Obligations have been paid in full and this Agreement has been irrevocably terminated.

(e)  Each of Company and each Eligible Subsidiary represents and warrants to Federal Partners that (i) Company and each Eligible Subsidiary have one or more common shareholders, directors and officers, (ii) the businesses and corporate activities of the Company and each Eligible Subsidiary are closely related to, and substantially benefit, the business and corporate activities of Company and each Eligible Subsidiary, (iii) the financial and other operations of Company and each Eligible Subsidiary are performed on a combined basis as if Company and each Eligible Subsidiary constituted a consolidated corporate group, (iv) Company and each Eligible Subsidiary will receive a substantial economic benefit from entering into this Agreement and will receive a substantial economic benefit from the application of each Loan hereunder, in each case, whether or not such amount is used directly by Company or any such Eligible Subsidiary and (v) all requests for Loans hereunder by the Company Agent are for the exclusive and indivisible benefit of Company and each Eligible Subsidiary as though, for purposes of this Agreement, Company and each Eligible Subsidiary constituted a single entity.

26.  Notices. Any notice or request hereunder may be given to Company, Company Agent, any Eligible Subsidiary or Federal Partners at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this Section. Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail or telecopy (confirmed by mail). Notices and requests shall be, in the case of those by hand delivery, deemed to have been given when delivered to any officer of the party to whom it is addressed, in the case of those by mail or overnight mail, deemed to have been given three (3) business days after the date when deposited in the mail or with the overnight mail carrier, and, in the case of a telecopy, when confirmed.

Notices shall be provided as follows:
If to Federal Partners:	Federal Partners, L.P.
c/o The Clark Estates, Inc.
1 Rockefeller Plaza, 34th Floor
New York, New York 10020
Attention: Stephen M. Duff
Telephone: (212) 977-3441
Telecopier: (212) 977-3425

With a copy to:	Patterson Belknap Webb & Tyler, LLP
1133 Avenue of the Americas
New York, New York 10036-6710
Attention: Jeffrey E. LaGueux, Esq.
Telephone: (212) 336-2684
Telecopier: (212) 336-2222

If to Company,
Company Agent or any
Eligible Subsidiary:	Thomas Equipment, Inc.
1818 North Farwell Avenue
Milwaukee, Wisconsin 53202
Attention: Michael S. Luther
Telephone: (312) 224-8812
Facsimile: (312) 873-3739

With a copy to:	Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Attention: Thomas A. Rose, Esq.
Telephone: (212) 930-9700
Telecopier: (212) 930-9725

or such other address as may be designated in writing hereafter in accordance with this Section 30 by such Person.

27.  Governing Law, Jurisdiction and Waiver of Jury Trial. (a) THIS AGREEMENT AND THE ANCILLARY AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE.

(b)  COMPANY AND EACH ELIGIBLE SUBSIDIARY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN COMPANY AND/OR EACH ELIGIBLE SUBSIDIARY, ON THE ONE HAND, AND FEDERAL PARTNERS, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS; PROVIDED, THAT FEDERAL PARTNERS, EACH ELIGIBLE SUBSIDIARY AND COMPANY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE FEDERAL PARTNERS FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF FEDERAL PARTNERS. EACH OF COMPANY AND EACH ELIGIBLE SUBSIDIARY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND COMPANY AND EACH ELIGIBLE SUBSIDIARY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH OF COMPANY AND EACH ELIGIBLE SUBSIDIARY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO COMPANY AGENT AT THE ADDRESS SET FORTH IN SECTION 29 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF COMPANY’S OR SUCH ELIGIBLE SUBSIDIARY’S, AS THE CASE MAY BE, ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c)  THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN FEDERAL PARTNERS, ANY ELIGIBLE SUBSIDIARY AND/OR COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS RELATED THERETO.

28.  Limitation of Liability. Each of Company and each Eligible Subsidiary acknowledges and understands that in order to assure repayment of the Obligations hereunder Federal Partners may be required to exercise any and all of Federal Partners’ rights and remedies hereunder and agrees that, except as limited by applicable law, neither Federal Partners nor any of Federal Partners’ agents shall be liable for acts taken or omissions made in connection herewith or therewith except for actual bad faith.

29.  Entire Understanding. This Agreement and the Ancillary Agreements contain the entire understanding among Company, each Eligible Subsidiary and Federal Partners as to the subject matter hereof and thereof and any promises, representations, warranties or guarantees not herein contained shall have no force and effect unless in writing, signed by Company’s, each Eligible Subsidiary’s and Federal Partners’ respective officers. Neither this Agreement, the Ancillary Agreements, nor any portion or provisions thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

30.  Severability. Wherever possible each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

31.  Captions. All captions are and shall be without substantive meaning or content of any kind whatsoever.

32.  Counterparts; Telecopier Signatures. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement. Any signature delivered by a party via telecopier transmission shall be deemed to be any original signature hereto.

33.  Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

34.  Publicity. Each of Company and each Eligible Subsidiary hereby authorizes Federal Partners to make appropriate announcements of the financial arrangement entered into by and among Company, each Eligible Subsidiary and Federal Partners, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Federal Partners shall in its sole and absolute discretion deem appropriate, or as required by applicable law.

35.  Joinder. It is understood and agreed that any person or entity that desires to become an Eligible Subsidiary hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of this Agreement or any Ancillary Agreement, shall become an Eligible Subsidiary hereunder by (x) executing a Joinder Agreement in form and substance satisfactory to Federal Partners, (y) delivering supplements to such exhibits and annexes to this Agreement and the Ancillary Agreements as Federal Partners shall reasonably request and (z) taking all actions as specified in this Agreement as would have been taken by such Assignor had it been an original party to this Agreement, in each case with all documents required above to be delivered to Federal Partners and with all documents and actions required above to be taken to the reasonable satisfaction of Federal Partners.

36.  Legends. The Securities shall bear legends as follows;

(a)  The Note shall bear substantially the following legend:

“THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE, STATE SECURITIES LAWS. THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH SHARES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THOMAS EQUIPMENT, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)  Any shares of Common Stock issued pursuant to conversion of the Note or exercise of the Warrants, shall bear a legend which shall be in substantially the following form until such shares are covered by an effective registration statement filed with the SEC:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE, STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THOMAS EQUIPMENT, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c)  The Warrants shall bear substantially the following legend:

“THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR THE UNDERLYING SHARES OF COMMON STOCK UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THOMAS EQUIPMENT, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Security Agreement as of the date first written above.

THOMAS EQUIPMENT, INC. (f/k/a Maxim Mortgage Corporation)

By:	/s/ MICHAEL LUTHER
Name: Michael Luther
Title: CRO

THOMAS VENTURES, INC.

By:	/s/ MICHAEL LUTHER
Name: Michael Luther
Title: CRO

FEDERAL PARTNERS, L.P. By NINTH FLOOR CORPORATION, Its General Partner

By:	/s/ STEPHEN DUFF

Annex A - Definitions

“Account Debtor” means any Person who is or may be obligated with respect to, or on account of, an Account.

“Accountants” has the meaning given to such term in Section 8(a).

“Affiliate” of any Person means (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Ancillary Agreements” means, the Note, the Warrant, the Registration Rights Agreements, each Security Document and all other agreements, instruments, documents, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements and guarantees whether heretofore, concurrently, or hereafter executed by or on behalf of Company, any Eligible Subsidiary or any other Person or delivered to Federal Partners, relating to this Agreement or to the transactions contemplated by this Agreement or otherwise relating to the relationship between the Company, any Eligible Subsidiary and Federal Partners.

“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or otherwise necessary or helpful in the collection thereof or the realization thereupon.

“Business Day” means a day on which Federal Partners is open for business and that is not a Saturday, a Sunday or other day on which banks are required or permitted to be closed in the State of New York.

“Charter” shall have the meaning given such term in Section 9(c)(iv).

“Closing Date” means January __, 2007.

“Collateral” has the meaning as set forth in that certain Stock Pledge Agreement, dated as of the date hereof, by and between Federal Partners and the Company.

“Common Stock” the shares of stock representing the Company’s common equity interests.

“Company Agent” means Thomas Equipment, Inc.

“Contract Rate” shall have the meaning set forth in the Note.

“Default” means any act or event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning given to such term in Section 4(a)(iii).

“Eligible Subsidiary” shall mean Thomas Ventures, Inc. and each other Subsidiary of the Company consented to in writing by Federal Partners to be included as and “Eligible Subsidiary” for the purposes of this Agreement.

“Event of Default” means the occurrence of any of the events set forth in Section 15.

“Excepted Issuances” shall have the meaning given such term in Section 10(s).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Filings” shall have the meaning given to such term in Section 9.

“Exclusion Period” shall have the meaning given such term in Section 10(s).

“GAAP” means generally accepted accounting principles, practices and procedures in effect from time to time in the United States of America.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” shall have the meaning given such term in Section 9(q).

“Indemnified Person” shall have the meaning given to such term in Section 22.

“Intellectual Property” means any and all patents, trademarks, service marks, trade names, copyrights, trade secrets, Licenses, information and other proprietary rights and processes.

“Laurus” means Laurus Master Fund, Ltd.

“Laurus Security Documents” means collectively (a) that certain Security and Purchase Agreement, dated as of November 9, 2004 (the “Laurus Security Agreement”), by and among Laurus, Company and the Eligible Subsidiaries and (b) the Ancillary Agreements (as defined in the Laurus Security Agreements).

“Laurus Subordination Agreement” means that certain Subordination Agreement, dated as of the date hereof, by and among Laurus, Federal Partners, Company and the Eligible Subsidiaries.

“License” means any rights under any written agreement now or hereafter acquired by any Person to use any trademark, trademark registration, copyright, copyright registration or invention for which a patent is in existence or other license of rights or interests now held or hereafter acquired by any Person.

“Lien” means any mortgage, security deed, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

“Loan” means the Term Loan and all other extensions of credit hereunder and under any Ancillary Agreement.

“Material Adverse Effect” means a material adverse effect on (a) a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of Company or any of its Subsidiaries (taken individually or as a whole), (b) Company’s or any of its Subsidiary’s ability to pay or perform the Obligations in accordance with the terms hereof or any Ancillary Agreement, (c) the value of the Collateral, the Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Federal Partners’ rights and remedies under this Agreement and the Ancillary Agreements.

“Maximum Legal Rate” shall have the meaning given to such term in Section 4(a)(iv).

“NASD” shall have the meaning given to such term in Section 10(b).

“Note” means and the Term Note made by Company and each Eligible Subsidiary in favor of Federal Partners in connection with the transactions contemplated hereby, as the same may be amended, modified, supplemented and restated from time to time, as applicable.

“Obligations” means the Loan and all other advances, debts, liabilities, obligations, covenants and duties owing by Company and each of its Subsidiaries to Federal Partners (or any corporation that directly or indirectly controls or is controlled by or is under common control with Federal Partners) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including any debt, liability or obligation owing from Company and/or each of its Subsidiaries to others which Federal Partners may have obtained by assignment or otherwise and further including all interest (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loan and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), charges or any other payments Company and/or each of its Subsidiaries is required to make by law or otherwise arising under or as a result of this Agreement and the Ancillary Agreements, together with all reasonable expenses and reasonable attorneys’ fees chargeable to Company’s or any of its Subsidiary’s account or incurred by Federal Partners in connection with Company’s or any of its Subsidiary’s account whether provided for herein or in any Ancillary Agreement.

“Payment Intangibles” means all “payment intangibles” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including, a General Intangible under which the Account Debtor’s principal obligation is a monetary obligation.

“Permitted Liens” means (a) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (b) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the Company or any Subsidiary thereof in conformity with GAAP; (c) Liens in favor of Federal Partners; (d) Liens for taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or any Subsidiary thereof in conformity with GAAP provided, that, the Lien shall have no effect on the priority of Liens in favor of Federal Partners or the value of the assets in which Federal Partners has a Lien; (e) Purchase Money Liens securing Purchase Money Indebtedness to the extent permitted in this Agreement, (f) Liens in favor of Laurus and (g) Liens specified on Schedule 2 hereto.

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“Purchase Money Indebtedness” means (a) any indebtedness incurred for the payment of all or any part of the purchase price of any fixed asset, including indebtedness under capitalized leases, (b) any indebtedness incurred for the sole purpose of financing or refinancing all or any part of the purchase price of any fixed asset, and (c) any renewals, extensions or refinancings thereof (but not any increases in the principal amounts thereof outstanding at that time).

“Purchase Money Lien” means any Lien upon any fixed assets that secures the Purchase Money Indebtedness related thereto but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien and only if such Lien secures only such Purchase Money Indebtedness.

“Registration Rights Agreements” means those registration rights agreements from time to time entered into between Company and Federal Partners, as amended, modified and supplemented from time to time.

“Samsung” means Samsung Industries Co., Inc., a company organized under the laws of the Republic of Korea.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” shall have the meaning provided such term in Section 9(u).

“Securities” means the Warrants being issued by Company to Federal Partners pursuant to this Agreement and the Ancillary Agreements and the shares of the common stock of Company which may be issued pursuant to exercise of such Warrants.

“Securities Act” shall have the meaning given such term in Section 9(r).

“Security Documents” means all security agreements, mortgages, cash collateral deposit letters, pledges and other agreements which are executed by the Company or any of its Subsidiaries in favor of Federal Partners.

“Senior Management Change” means the failure of at least one of the following individuals to be involved in the day to day senior management of Company and its subsidiaries: Michael S. Luther and Luigi LoBasso.

“Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

“Subordination Agreement” means, collectively, (a) the Laurus Subordination Agreement and (b) any and all other subordination agreements entered into from time to time in favor of Federal Partners with respect to the Obligations, as each of the same may be amended, modified and supplemented from time to time.

“Subsidiary” of any Person means (i) a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other persons or entities performing similar functions for such person or entity, are owned, directly or indirectly, by such person or entity or (ii) a corporation or other entity in which such person or entity owns, directly or indirectly, more than 50% of the equity interests at such time.

“Term” means the Closing Date through the Term Loan Maturity Date, in each case, subject to acceleration at the option of Federal Partners upon the occurrence of an Event of Default hereunder or other termination hereunder.

“Term Loan Maturity Date” means January ___, 2009.

“Term Note” means the Secured Term Note made by Company and each Eligible Subsidiary in favor of Federal Partners in the aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000), as the same may be amended, modified, supplemented and restated from time to time.

“Thomas Asia” means Thomas Equipment Asia Co. Ltd., a company organized under the laws of the Republic of Korea.

“Total Investment Amount” means $1,500,000.

“UCC” means the Uniform Commercial Code as the same may, from time be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Federal Partners’ Lien on any Collateral is governed by the Uniform Commercial Code or such other applicable law as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code or such other applicable law as in effect in such other jurisdiction for purposes of the provisions of this Agreement or any Ancillary Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that UCC is used to define any term herein or in any Ancillary Agreement and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Warrant Shares” shall have the meaning given such term in Section 9(a).

“Warrants” means, collectively, (a) that certain Common Stock Purchase Warrant No. F-8 dated as of the Closing Date made by Company in favor of Federal Partners, and (b) each other warrant made by Company in favor Federal Partners, as each of the same may be amended, restated, modified and/or supplemented from time to time.

FEDERAL PARTNERS, L.P..

THOMAS EQUIPMENT, INC.

and

THOMAS VENTURES, INC.

Dated: January __, 2007

LIST OF SCHEDULES

Schedule 2 Liens
Schedule 4.21 SEC Reports
Schedule 6(c) Actions Regarding Collateral
Schedule 9(b) Subsidiaries
Schedule 9(c) Capitalization
Schedule 9(f) Agreements
Schedule 9(g) Obligations to Related Parties
Schedule 9(i) Title to Properties and Assets, Liens, Etc.
Schedule 9(l) Litigation
Schedule 9(m) Taxes
Schedule 9(n) Employee Bargaining Agreements
Schedule 9(o) Registration Rights and Voting Rights
Schedule 9(q) Environmental
Schedule 9(u) SEC Reports and Financial Statements
Schedule 9(aa)  Names
Schedule 9(l)(i) Indebtedness

TOC 2

TOC 3

TOC 4

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